Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-141117 on Form S-1 of our report dated July 11, 2006, except for Note 21 as to which the date is September 4, 2007, relating to the financial statements and financial statement schedule of Delphi Corporation (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the Company’s reorganization under chapter 11 and going concern assumptions), appearing in the Current Report on Form 8-K of Delphi Corporation filed on September 5, 2007, and to the reference to us under the heading “Experts” in the Prospectuses related to (1) 15,384,616 warrants exercisable to purchase Shares of Common Stock and 15,384,616 Shares of Common Stock Initially Issuable Upon Exercise of Such Warrants, and (2) Rights Offering for 21,680,996 Shares of Common Stock at an exercise price of $59.61 per full share and 41,026,309 Shares of Common Stock at an exercise price of $38.39 per full share, which are part of this Registration Statement.

/s/  Deloitte & Touche LLP
Deloitte & Touche LLP
Detroit, Michigan

December 17, 2007